Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact: Stephen Anderson - 336-436-5076
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2012 THIRD QUARTER RESULTS

LabCorp Reports Q3 Diluted EPS of $1.53 and
Adjusted EPS Excluding Amortization of $1.76, up 9.3%

Burlington, NC, October 18, 2012 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended September 30, 2012.

Third Quarter Results
Net earnings were $148.0 million and earnings per diluted share (EPS) were $1.53 in the third quarter of 2012. Non-GAAP earnings per diluted share, excluding amortization, restructuring and other special charges recorded in the third quarter of 2012 and 2011 (Adjusted EPS Excluding Amortization) were $1.76 and $1.61, respectively.

Operating income for the quarter was $245.1 million. Non-GAAP operating income excluding restructuring and other special charges recorded in the quarter (Adjusted Operating Income) was $258.9 million.

Revenues for the quarter were $1,419.4 million, an increase of 1.1% over the third quarter of 2011.  Testing volume, measured by requisitions, increased 1.4% and revenue per requisition decreased 0.3%.

Operating cash flow for the quarter was $203.8 million. The balance of cash at the end of the quarter was $466.0 million, and there were no borrowings outstanding under the Company's $1 billion revolving credit facility. During the quarter, the Company repurchased $127.8 million of stock, representing 1.4 million shares. As of September 30, 2012, $204.0 million of repurchase authorization remained under the Company's previously approved share repurchase plan.

The Company recorded restructuring and other special charges of $4.8 million during the third quarter of 2012. In addition, during the quarter the Company recorded $9.0 million in fees and expenses relating to the acquisition of MEDTOX Scientific, Inc.

Year To Date Results
Net earnings were $462.9 million and earnings per diluted share were $4.72 in the first nine months of 2012. Adjusted EPS Excluding Amortization in the first nine months of 2012 and 2011 were $5.27 and $4.80, respectively.

Operating income was $808.2 million in the first nine months of 2012. Adjusted Operating Income was $822.7 million, compared to $806.8 million in 2011.

Revenues were $4,266.1 million, an increase of 2.2% compared to the same period in 2011. Compared to the first nine months of 2011, testing volume, measured by requisitions, increased 1.3% and revenue per requisition increased 0.8%.

Operating cash flow for the first nine months of 2012 was $587.2 million. During the first nine months of 2012, the Company repurchased $380.4 million of stock, representing 4.3 million shares.

“We are pleased with our third quarter and year-to-date results,” said David P. King, Chairman and Chief Executive Officer. “We delivered approximately ten percent earnings growth for the quarter and year to date, and we saw improving volume trends in the quarter, despite the challenging economic environment.”

Outlook for 2012
The Company updated its 2012 guidance, expecting revenue growth of approximately 2.5%; Adjusted EPS Excluding Amortization in the range of $6.88 to $6.93, excluding the impact of any share repurchase activity after September 30, 2012; operating cash flow of approximately $915 million; and capital expenditures of approximately $145 million.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted EPS Excluding Amortization and Adjusted Operating Income. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company's operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company's financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 866-831-6243 (617-213-8855 for international callers). The access code is 14296203. A telephone replay of the call will be available through October 25, 2012 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 29546776. A live online broadcast of LabCorp's quarterly conference call on October 18, 2012 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 18, 2012.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$1,419.4	$1,404.5	$4,266.1	$4,176.2
Cost of sales	863.3	836.0	2,554.4	2,451.1
Selling, general and administrative	285.1	283.8	835.8	889.3
Amortization of intangibles and other assets	21.1	21.2	63.1	64.6
Restructuring and other special charges	4.8	24.1	4.6	70.3

Operating income	245.1	239.4	808.2	700.9

Other income (expense)	0.5	(1.7)	(6.7)	(1.8)
Investment income	0.3	0.2	0.7	0.7
Interest expense	(24.1)	(20.3)	(66.9)	(65.3)
Equity method income, net	5.1	2.5	17.4	6.6
Earnings before income taxes	226.9	220.1	752.7	641.1
Provision for income taxes	78.5	82.5	288.5	246.2
Net earnings	148.4	137.6	464.2	394.9
Less net earnings attributable to noncontrolling interest	(0.4)	(3.3)	(1.3)	(10.6)
Net earnings attributable to Laboratory Corporation of America Holdings	$148.0	$134.3	$462.9	$384.3

Adjusted Operating Income
Operating Income	$245.1	$239.4	$808.2	$700.9
Restructuring and other special charges	4.8	24.1	4.6	105.9
Acquisition fees and expenses	9.0	—	9.9	—
Adjusted operating income	$258.9	$263.5	$822.7	$806.8

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.53	$1.31	$4.72	$3.76
Impact of restructuring and other special charges	0.10	0.17	0.15	0.65
Amortization expense	0.13	0.13	0.40	0.39
Adjusted EPS Excluding Amortization	$1.76	$1.61	$5.27	$4.80

Weighted average shares outstanding	96.8	102.2	98.1	102.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2012	2011

Cash and short term investments	$466.0	$159.3
Accounts receivable, net	768.9	699.8
Property, plant and equipment	612.2	578.3
Intangible assets and goodwill, net	4,549.9	4,302.5
Investments in joint venture partnerships	80.7	76.8
Other assets	336.6	319.9
	$6,814.3	$6,136.6

Zero-coupon subordinated notes	$135.0	$135.5
Senior notes	2,525.1	1,525.5
Credit facility	—	560.0
Other liabilities	1,416.6	1,391.9
Noncontrolling interest	20.9	20.2
Shareholders' equity	2,716.7	2,503.5
	$6,814.3	$6,136.6

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Nine Months Ended
	September 30,	September 30,
	2012	2011

Net cash provided by operating activities	$587.2	$577.0
Net cash used for investing activities	(412.3)	(159.0)
Net cash provided by (used for) financing activities	129.9	(561.6)
Effect of exchange rates on cash	1.9	(1.3)
Net (decrease) increase in cash	306.7	(144.9)
Cash at beginning of period	159.3	230.7
Cash at end of period	$466.0	$85.8

Free Cash Flow:
Net cash provided by operating activities	$587.2	$577.0
Less: Capital expenditures	(112.4)	(115.6)
Free cash flow	$474.8	$461.4

Notes to Financial Tables

1)
During the third quarter of 2012, the Company recorded net restructuring and other special charges of $4.8 million. The charges consisted of $5.2 million in severance related liabilities and $1.2 million in net facility-related costs primarily associated with ongoing consolidation of recent acquisitions and other operations; partially offset by the reversal of previously established reserves of $0.9 million in unused severance and $0.7 million in unused facility-related costs. The Company also recorded $9.0 million in fees associated with the successful completion of its acquisition of MEDTOX Scientific, Inc. (“MEDTOX”) on July 31, 2012. The after tax impact of these charges decreased net earnings for the three months ended September 30, 2012, by $9.5 million and diluted earnings per share by $0.10 ($9.5 million divided by 96.8 million shares).

During the first two quarters of 2012, the Company recorded a net credit of $0.2 million in restructuring and other special charges. The restructuring charges included $6.2 million in severance and other personnel costs along with $1.3 million in facility-related costs primarily associated with the ongoing integration of the Clearstone Central Laboratories (“Clearstone”) acquisition and the termination of an executive vice-president. These charges were offset by the reversal of previously established restructuring reserves of $4.8 million in unused severance and $2.9 million in unused facility-related costs. The Company recorded $0.9 million in acquisition fees and expenses relating to its acquisition of MEDTOX. As part of the Clearstone integration, the Company recorded a $6.9 million loss on the disposal of one of its European subsidiaries. In addition, in conjunction with the liquidation of one of its joint ventures, the Company recorded a one-time increase of $2.9 million in equity method income.

For the nine months ended September 30, 2011, the after tax impact of these combined net charges decreased net earnings by $15.1 million and diluted earnings per share by $0.15 ($15.1 million divided by 98.1 million shares).

2)
During the third quarter of 2011, the Company recorded net restructuring and other special charges of $24.1 million, consisting of $7.9 million in severance related liabilities and $16.2 million in net facility-related costs primarily associated with ongoing integration of the Clearstone, Genzyme Genetics and Westcliff acquisitions. The after tax impact of these charges decreased net earnings for the three months ended September 30, 2011, by $16.9 million and diluted earnings per share by $0.17 ($16.9 million divided by 102.2 million shares).

During the first two quarters of 2011, the Company recorded restructuring and other special charges of $81.8 million. The restructuring charges included $10.9 million in net severance and other personnel costs along with $20.5 million in net facility-related costs primarily associated with the ongoing integration of the Genzyme Genetics and Westcliff acquisitions. The special charges also include $34.5 million ($49.5 million, net of previously recorded reserves of $15.0 million) relating to the settlement of the Hunter Labs litigation in California, along with $1.1 million for legal costs associated with the planned acquisition of Orchid Cellmark incurred during the second quarter of 2011, both of which were recorded in Selling, General and Administrative Expenses in the Company's Statement of Operations. The charges also included a $14.8 million write-off of an investment made in a prior year.

For the nine months ended September 30, 2011, the after tax impact of these combined charges decreased net earnings by $66.3 million and diluted earnings per share by $0.65 ($66.3 million divided by 102.3 million shares).

3)
The Company continues to grow its business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization will provide investors with better insight into the operating performance of the business. For the quarters ended September 30, 2012 and 2011, intangible amortization was $21.1 million and $21.2 million, respectively ($13.0 million and $13.0 million net of tax, respectively) and decreased EPS by $0.13 ($13.0 million divided by 96.8 million shares) and $0.13 ($13.0 million divided by 102.2 million shares), respectively. For the nine months ended September 30, 2012 and 2011, intangible amortization was $63.1 million and $64.6 million respectively ($38.9 million and $39.5 million net of tax, respectively) and decreased EPS by $0.40 ($38.9 million divided by 98.1 million shares) and $0.39 ($39.5 million divided by 102.3 million shares), respectively.